UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2023

TSCAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40603	82-5282075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

830 Winter Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 399-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Voting Common Stock, $0.0001 par value per share	TCRX	The Nasdaq Global Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2023, Mr. David Southwell stepped down from his roles as Chief Executive Officer and President of TScan Therapeutics, Inc. (the “Company”), and as a member of the Board of Directors of the Company (the “Board”), effective immediately. Mr. Southwell’s resignation from the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board exercised its discretion to make the determination that it is in the best interests of the Company to treat such departure as a termination by the Company “without cause” and provide for the related termination compensation and benefits (as described below) set forth in Mr. Southwell’s employment agreement, dated April 23, 2021 (the “Employment Agreement”), which was previously filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed on March 8, 2023). In addition, Mr. Southwell and the Company entered into a separation agreement (the “Separation Agreement”) to reflect the foregoing.

Pursuant to the Separation Agreement, Mr. Southwell will receive severance benefits as set forth in his Employment Agreement, which are equal to (i) salary continuation at his base salary rate for eighteen months following the separation and (ii) payment of the employer share of COBRA premiums for up to eighteen months. Such severance benefits are conditioned upon Mr. Southwell’s executing and not revoking a general release of all claims that he may have against the Company. The Company’s obligation to make severance payments during the applicable severance period will cease immediately upon Mr. Southwell’s (i) breach of his restrictive covenants or (ii) acceptance of any paid employment or consulting engagement during any period in which the Company is obligated to make such payments. In addition, Mr. Southwell’s options to acquire shares of Company’s common stock will be treated as set forth in his underlying stock option agreements. Mr. Southwell is subject to the Company’s standard non-disclosure, non-competition and assignment of intellectual property agreement, which contains 12-month post-termination non-solicitation and non-competition provisions.

On March 28, 2023, the Board appointed Gavin MacBeath, Ph.D., as acting Chief Executive Officer of the Company, effective as of March 28, 2023. Dr. MacBeath will also continue as Chief Scientific and Operating Officer.

Dr. MacBeath joined TScan as the Chief Scientific Officer in December 2018. He has two decades of experience in academia and industry, founding companies and driving research from early-stage discovery through drug approval. Prior to joining the Company, Dr. MacBeath served as the Chief Scientific Officer at Abpro Corporation from March 2017 to July 2018, where he advanced T cell-engaging bispecific antibodies through pre-clinical development. Previously, Dr. MacBeath served as Co-founder and SVP of Discovery at Merrimack Pharmaceuticals, Inc. from February 2014 to October 2016. Dr. MacBeath began his career in academia, where he served as the first fellow at Harvard’s Bauer Center for Genomics Research, as an Assistant Professor and later Associate Professor in the Department of Chemistry & Chemical Biology at Harvard University, and as Lecturer and Principal Investigator at Harvard Medical School. Dr. MacBeath received his undergraduate degree from the University of Manitoba, his Ph.D. from The Scripps Research Institute, and postdoctoral training with Dr. Stuart Schreiber at Harvard University.

There are no family relationships between Dr. MacBeath and any director, executive officer or nominees thereof of the Company. There are no related party transactions between the Company and Dr. MacBeath that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 7.01.	Regulation FD Disclosure.

On March 31, 2023, the Company issued a press release announcing the resignation of Mr. Southwell from his position as Chief Executive Officer and other Company updates. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

99.1	Press release, dated March 31, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TScan Therapeutics, Inc.

Date: March 31, 2023	By:	/s/ Brian Silver
Brian Silver
Chief Financial Officer